COMMUTATION AND RELEASE AGREEMENT

This Commutation and Release Agreement ("Commutation and Release Agreement") effective as of November 1, 2019 (the "Effective Date"), is entered into by and between

MAIDEN REINSURANCE LTD.(f/k/a Maiden Insurance Company Ltd.)

(hereinafter referred to as "Maiden")

and

INTEGON NATIONAL INSURANCE COMPANY
Winston-Salem, North Carolina

For and on behalf of the participants in the Company Pool

(hereinafter referred to as the "Company").

WHEREAS, the Company and Maiden entered into (A) the Interests and Liabilities Contract (the "Contract"), attached to the Personal and Commercial Automobile Quota Share Reinsurance Agreement, effective as of March 1, 2010, amended as of October 1, 2012 (as amended, hereinafter the "Reinsurance Agreement") and (B) the Reinsurance Trust Agreement dated April 22, 2010 (the "Trust Agreement") with JPMorgan Chase Bank, N.A., as Trustee (the "Trustee");

WHEREAS, the Company and Maiden terminated the Contract on a run-off basis, effective as of August 1, 2013 (the "Termination Date"), and further agreed in connection therewith that Maiden remained liable for losses occurring subsequent to the Termination Date under policies in force as of the Termination Date;

WHEREAS, the Company and Maiden now desire to fully and finally settle and commute all rights, obligations and liabilities, known and unknown, of each other under the Reinsurance Agreement;

NOW, THEREFORE, in order to effect said commutation and mutual release, the parties hereto agree to the following terms and conditions:

1. In consideration of (x) the payment by Maiden to the Company of $2,248,023.42 made by the Trustee from the Trust Account (as defined in the Trust Agreement) , constituting the ceded reserve balance as of September 30, 2019, payment of which shall be paid within seven (7) days of signing this Agreement, (y) the transfer by the Trustee to Maiden of the remaining balance in the Trust Account after payment is made to the Company, and (z) the mutual termination of the Trust Agreement, and effective upon receipt of such payments by the payee and by each party of a fully signed copy of this Commutation and Release Agreement, a mutual release of each party to the other shall be effected in accordance with paragraphs A and B below:

A. Maiden does hereby agree to release and discharge the Company, its parent company, subsidiaries, affiliates, and their officers, directors and shareholders, and their heirs, executors, administrators, successors and assigns from all adjustments, obligations, offsets, liability for payment of interest, actions, causes of action, suits, debts, sums of money, accounts, commissions, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, all whether known or unknown, existing, fixed, contingent or liquidated, which Maiden and Maiden's successors and assigns ever had, now have or hereafter may have against the Company, or any of them, arising out of (based on or related to) the Reinsurance Agreement.

B. The Company does hereby release and discharge Maiden, its subsidiaries and their officers, directors and shareholders, and their heirs, executors, administrators, successors and assigns from all adjustments, obligations, offsets, liability for payment of interest, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, all whether known or unknown, existing, fixed, contingent or liquidated, which the Company and its successors and assigns ever had, now have or hereafter may have against Maiden, or any of them, arising out of (based on or related to) the Reinsurance Agreement.

2. The rights, duties, and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, liquidators, receivers or assigns of the parties hereto.

3. The parties hereto represent that the execution of this Commutation and Release Agreement is fully authorized by each of them and that the person or persons executing this Commutation and Release Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Commutation and Release Agreement or any part thereof void, voidable, or unenforceable, that no authorization, consent or approval of any government entity is required to make this Commutation and Release Agreement valid and binding upon them; and that no claim or loss being paid or settled under this Commutation and Release Agreement has been previously assigned, sold or transferred to any other person or entity, and that there are no threatened regulatory actions or lawsuits of which any of the parties are aware that would render this Agreement or any part thereof avoidable or unenforceable.

4. This Commutation and Release Agreement shall be construed and interpreted according to the internal laws of the State of North Carolina excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

5. This Commutation and Release Agreement is entered into freely, voluntarily, without duress, in good faith, at arm's length, in the regular course of business and in reliance on each party's own independent analysis of the facts underlying the subject matter of this Agreement. Each party hereto has had the opportunity to negotiate the terms hereof and modify the draftmanship of this Commutation and Release Agreement. Therefore, the terms of this Commutation and Release Agreement shall be

considered and interpreted without any presumption, inference or rule requiring construction or interpretation of any provision of this Commutation and Release Agreement against the interest of the drafter of this Commutation and Release Agreement.

6. This Commutation and Release Agreement contains the entire agreement between the parties as respects the subject matter. All discussions and agreements previously entertained between the parties concerning the subject matter of the Commutation and Release Agreement are merged into this Commutation and Release Agreement. This Commutation and Release Agreement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by duly authorized officers of the parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Commutation and Release Agreement to be executed in duplicate by their duly authorized representatives.

INTEGON NATIONAL INSURANCE COMPANY

By: ______________________

Name: Jeffrey Weissmann

Title: General Counsel

MAIDEN REINSURANCE LTD.

By: ______________________

Name: Patrick J. Haveron

Title: President